DOCEBO INC.

– and –

CERTAIN SHAREHOLDERS THEREOF

INVESTOR RIGHTS AGREEMENT

October 8, 2019

TABLE OF CONTENTS

ARTICLE 1 EFFECTIVENESS		1
1.1	Effectiveness	1

ARTICLE 2 DEFINITIONS AND INTERPRETATION		2
2.1	Definitions	2
2.2	Rules of Construction	5
2.3	Accounting Principles	6

ARTICLE 3 BOARD NOMINATION RIGHTS		6
3.1	Size and Composition of the Initial Board	6
3.2	Designation of Nominees	6
3.3	Nomination Procedures	7
3.4	Replacement Appointment	8
3.5	Qualifications	9
3.6	Written Consent or Resolutions	9
3.7	Quorum	9
3.8	Committee Membership	9
3.9	Chair Rights	9

ARTICLE 4 REGISTRATION RIGHTS		10
4.1	Demand Registration Rights	10
4.2	Piggy-Back Registration Rights	12
4.3	Distribution in the United States	13
4.4	Rights and Obligations of the Intercap Shareholders	14
4.5	Withdrawal of Intercap Shareholders	14
4.6	Indemnification by the Company	15
4.7	Indemnification by the Intercap Shareholders	15
4.8	Defence of the Action by the Indemnifying Parties	16
4.9	Contribution	17
4.10	Survival	17
4.11	Conflict	17
4.12	Acting as Trustee	17
4.13	Short Form Eligibility	18
4.14	Impact of Lock-up Agreements	18

ARTICLE 5 PRE-EMPTIVE RIGHTS		18
5.1	Pre-Emptive Right	18
5.2	Non-Applicability of Pre-Emptive Right	20

ARTICLE 6 REPRESENTATIVES		21
6.1	Intercap Representative	21
6.2	Klass Representative	22

ARTICLE 7 AMENDMENTS		23
7.1	Amendments and Modifications	23
7.2	Changes in Capital of the Company	23

(i)

ARTICLE 8 GENERAL		23
8.1	Application of this Agreement	23
8.2	Termination	23
8.3	Assignment	24
8.4	Permitted Transferees	24
8.5	Co-operation	24
8.6	Further Assurances	24
8.7	Time	24
8.8	Enurement	24
8.9	Public Filing	25
8.10	Notices to Parties	25
8.11	Entire Agreement	26
8.12	Waiver	26
8.13	Consent	27
8.14	Governing Law	27
8.15	Severability	27
8.16	Counsel Acting for More Than One Party	28
8.17	Counterparts	28

SCHEDULE A REGISTRATION RIGHTS PROCEDURES

(ii)

THIS INVESTOR RIGHTS AGREEMENT is made as of the 8th day of October, 2019.

BETWEEN:

DOCEBO INC., a corporation incorporated under the laws of the Province of Ontario

(the “Company”)

-and-

INTERCAP EQUITY INC., a corporation amalgamated under the laws of the Province of Ontario;

(“Intercap Equity”)

-and-

INTERCAP FINANCIAL INC., a corporation incorporated under the laws of the Province of Ontario;

(“Intercap Financial” and together with Intercap Equity, “Intercap”)

-and-

KLASS.COM SUBSIDIARY LLC, a limited liability corporation incorporated under the laws of the State of Delaware;

(“Klass” and together with Intercap, the “Principal Shareholders”)

WHEREAS the Company is contemplating an underwritten initial public offering of common shares of the Company (“Shares”) pursuant to a long form prospectus filed with the securities regulatory authorities in each of the provinces and territories of Canada (the “IPO”);

AND WHEREAS the parties desire to set forth their agreements regarding their rights as significant shareholders of the Company.

NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

EFFECTIVENESS

1.1	Effectiveness

This Agreement shall become effective immediately upon closing of the IPO.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

2.1	Definitions

In this Agreement, the following terms have the following meanings:

“Affiliate” means, as to any specified Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person. For this purpose the term “control” (including the terms “controlling”, “controlled by”, and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Applicable Securities Laws” means the securities legislation in each of the provinces and territories of Canada, including all rules, regulations, instruments, policies, notices, published policy statements and blanket orders thereunder or issued by one or more of the Canadian Securities Regulatory Authorities;

“Board” means the board of directors of the Company;

“Bought Deal” means an underwritten public offering made on a “bought deal” basis in one or more Canadian province or territory pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a prospectus under Applicable Securities Laws;

“Business Day” means a day on which banks are open for business in the City of Toronto, Ontario, other than a Saturday, Sunday or statutory holiday;

“Canadian Securities Regulatory Authorities” means, collectively, the securities regulatory authorities in each of the provinces and territories of Canada;

“Company” has the meaning set out in the preamble to this Agreement;

“Demand Notice” has the meaning set out in Section 4.1(a) hereto;

“Demand Registration” has the meaning set out in Section 4.1(a) hereto;

“Director” means a director on the Board;

“Director Election Meeting” means any meeting of the shareholders of the Company at which Directors are to be elected to the Board;

“Distribution” means an offer or sale or other disposition or distribution of Shares to the public by way of a Prospectus under Applicable Securities Laws, and the term “Distribute” has a similar meaning;

“Excluded Issuances” has the meaning set out in Section 5.2 hereto;

“Goodmans” has the meaning set out in Section 8.16 hereto;

“Indemnified Party” has the meaning set out in Section 4.8 hereto;

“Indemnifying Party” has the meaning set out in Section 4.8 hereto;

“Intercap” has the meaning set out in the preamble to this Agreement;

“Intercap Demanding Shareholder” has the meaning set out in Section 4.1(a) hereto;

“Intercap Director” manes a Director that has been designated by the Intercap Shareholders for election as Nominee pursuant to Article 3;

“Intercap Information” has the meaning set out in Section 4.4 hereto;

“Intercap Lock-up Agreements” means (1) the lock-up agreement dated as of the date hereof delivered by Intercap Financial in favour of Canaccord Genuity Corp., TD Securities Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., CIBC World Markets Inc., National Bank Financial Inc. and the Company and (2) the lock-up agreement dated as of the date hereof delivered by Intercap Equity in favour of Canaccord Genuity Corp., TD Securities Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., CIBC World Markets Inc., National Bank Financial Inc. and the Company;

“Intercap Piggy-Back Shareholder” has the meaning set out in Section 4.2(a) hereto;

“Intercap Representative” has the meaning set out in Section 6.1(a) hereto;

“Intercap Shareholders” means, collectively, Intercap and any Permitted Transferee, and “Intercap Shareholder” means any one of them;

“IPO” has the meaning set out in the recitals to this Agreement;

“Klass” has the meaning set out in the preamble to this Agreement;

“Klass Representative” has the meaning set out in Section 6.2(a) hereto;

“Klass Shareholders” means, collectively Klass and any Permitted Transferee, and “Klass Shareholder” means any one of them;

“Lock-up Agreements” means the lock-up agreements dated as of the date hereof delivered by each of the Directors, officers of the Company, employees of the Company and/or Shareholders, other than Intercap Equity or Intercap Financial, in favour of Canaccord Genuity Corp., TD Securities Inc., BMO Nesbitt Burns Inc., Scotia Capital Inc., CIBC World Markets Inc., National Bank Financial Inc. and the Company;

“Nominee” means, with respect to a Director Election Meeting, a nominee proposed for election as Director by the Company and included as a nominee for election as Director in the management information circular of the Company relating to such Director Election Meeting;

“Notice” has the meaning set out in Section 8.10 hereto;

“OBCA” means the Business Corporations Act (Ontario);

“Party” or “Parties” means one or more of the parties to this Agreement;

“Permitted Holder” means any Affiliate of any of the Principal Shareholders;

“Permitted Transferee” means, in each case to the extent such Person agrees in writing to be bound by the terms of this Agreement, any Permitted Holder to whom the rights of a Principal Shareholder are assigned pursuant to Section 8.4;

“Person” means an individual, partnership, limited partnership, corporation, company, unlimited liability company, trust, unincorporated organization, association, government, or any department or agency thereof and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual;

“Piggy-Back Notice” has the meaning set out in Section 4.2(a) hereto;

“Piggy-Back Registration” has the meaning set out in Section 4.2(b) hereto;

“Piggy-Back Shares” has the meaning set out in Section 4.2(b) hereto;

“Pre-emptive Right Securities” has the meaning set out in Section 5.1(a) hereto;

“Principal Shareholders” has the meaning set out in preamble to this Agreement;

“Prospectus” means a “preliminary prospectus” and/or a “prospectus” as those terms are used in Applicable Securities Laws, including all amendments and supplements thereto, but excluding a base shelf prospectus or shelf prospectus supplement;

“Qualifying Shares” has the meaning set out in Section 4.1(a) hereto;

“Registration Expenses” means all out-of-pocket expenses incidental to the parties’ performance of, or compliance with, this Agreement in connection with a Distribution, including all registration and filing fees, all fees and expenses incurred complying with Applicable Securities Laws, all printing expenses, all internal expenses, all “road show” and marketing expenses, all listing fees, all registrars’ and transfer agents’ fees, the fees and disbursements of counsel for the Company, and any selling Intercap Shareholder and of the Company’s independent public accountant, including the expenses of any special audits and/or “comfort” letters required by or incidental to such performance and compliance, but excluding Selling Expenses;

“Released Shareholders” means, in the event that Intercap arranges for a release of their obligations under the Intercap Lock-up Agreements, any of the Shareholders, other than Intercap, that are released, on a pro rata basis with Intercap, from their obligations under their respective Lock-Up Agreements on the same terms as Intercap;

“Selling Expenses” means all underwriting commissions, discounts or brokers’ commissions incurred in connection with a Distribution of Shares;

“Shareholders” means holders of Shares of the Company;

“Shares” has the meaning set out in the recitals to this Agreement;

“Subsidiary” means, with respect to any Person, any corporation or other entity of which the majority of voting power of (a) the voting equity securities or (b) the outstanding equity interests (calculated on a fair market value basis) is owned, directly or indirectly, by such Person;

“Valid Business Reason” has the meaning set out in Section 4.1(b)(vi) hereto;

2.2	Rules of Construction

Unless the context otherwise requires, in this Agreement:

(a)	“Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions mean or refer to this Agreement, as amended, supplemented or amended and restated from time to time, including the Schedules attached hereto or to any amendment to this Agreement, and any agreement or instrument supplemental hereto, and unless otherwise expressly stated herein, the expressions “Article”, “Section” and “Schedule” followed by a number or a letter mean and refer to the specified Article, Section or Schedule of this Agreement;

(b)	the division of this Agreement into Articles, Sections, subsections and clauses and the insertion of headings and a table of contents are provided for convenience of reference only and shall not affect the construction or interpretation thereof and all references to designated Articles, Sections or other subdivisions or to Schedules, are references to Articles, Sections or other subdivisions or to Schedules of this Agreement;

(c)	words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(d)	the words “includes” and “including”, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(e)	if any date on which any action is required to be taken under this Agreement is not a Business Day, such action will be required to be taken on the next succeeding Business Day;

(f)	reference to any statute shall be deemed to be a reference to such statute as amended, re-enacted or replaced from time to time, including every regulation made pursuant thereto, all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation which supplements or supersedes such statute or any such regulation; and

(g)	“Dollar” or “$”, in respect of all amounts referred to in this Agreement and all references to currency in this Agreement, unless otherwise expressly stated, shall mean Canadian dollars.

2.3	Accounting Principles

Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, applied on a consistent basis.

ARTICLE 3

BOARD NOMINATION RIGHTS

3.1	Size and Composition of the Initial Board

(a)	The Board shall consist of seven Directors.

(b)	The initial Directors shall be William Anderson, Jason Chapnik (Chair), Claudio Erba, Daniel Klass, James Merkur, Kristin Halpin Perry and Steven Spooner.

(c)	The Parties hereby acknowledge that the Intercap Directors as of the date of this Agreement are Jason Chapnik, James Merkur, William Anderson and Daniel Klass.

3.2	Designation of Nominees

Pursuant to the terms and subject to the conditions set forth in this Article 3 and applicable law, in respect of any Director Election Meeting, the Parties shall take all necessary action to nominate a majority of Directors who are independent within the meaning of National Instrument 58-101 – Disclosure of Corporate Governance Practices. In addition, in respect of any Director Election Meeting:

(a)	as long as the Principal Shareholders own, control or direct, directly or indirectly, in the aggregate, 50% or more of the then-outstanding Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 3.3, the Intercap Shareholders, as a group, shall be entitled to nominate a majority of the Nominees;

(b)	as long as the Principal Shareholders, as a group, own, control or direct, directly or indirectly, at least 40% of the outstanding Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 3.3, the Intercap Shareholders, as a group, shall be entitled to designate 40% of the Nominees, rounding up to the nearest whole member;

(c)	as long as the Principal Shareholders, as a group, own, control or direct, directly or indirectly, at least 30% of the outstanding Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 3.3, the Intercap Shareholders, as a group, shall be entitled to designate 30% of the Nominees, rounding up to the nearest whole member;

(d)	as long as the Principal Shareholders, as a group, own, control or direct, directly or indirectly, at least 20% of the outstanding Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 3.3, the Intercap Shareholders, as a group, shall be entitled to designate 20% of the Nominees, rounding up to the nearest whole member;

(e)	as long as the Principal Shareholders, as a group, own, control or direct, directly or indirectly, at least 10% of the outstanding Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 3.3, the Intercap Shareholders, as a group, shall be entitled to designate one (1) Nominee; and

(f)	as long as the Klass Shareholders own, control or direct, directly or indirectly, at least 10% of the outstanding Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 3.3, Daniel Klass (or another designee of the Klass Shareholders) shall comprise one of the Nominees of the Intercap Shareholders under this Section 3.2.

For greater certainty, (i) upon the first instance whereby the Principal Shareholders, as a group, own, control or direct, directly or indirectly, less than 10% of the outstanding Shares (on a non-diluted basis), Intercap shall no longer be entitled to designate any Nominees, and (ii) upon the first instance whereby the Klass Shareholders own, control or direct, directly or indirectly, less than 10% of the outstanding Shares (on a non-diluted basis), the Intercap Shareholders shall no longer be required to designate Daniel Klass (or another designee of the Klass Shareholders) as one of their Nominees.

3.3	Nomination Procedures

(a)	As long as the Intercap Shareholders have a right to designate one (1) or more Nominees under Section 3.2, the Company shall notify the Intercap Shareholders of any Director Election Meeting at least 75 calendar days prior to the date of such Director Election Meeting.

(b)	As long as the Intercap Shareholders have a right to designate one (1) or more Nominees under Section 3.2, the Intercap Shareholders may notify the Company of the Intercap Shareholders’ designated Nominee(s) at any time following receipt of the notice provided by the Company in accordance with Section 3.3(a), but no less than 60 calendar days prior to the date of any Director Election Meeting. If, prior to the Director Election Meeting, the Nominee of the Intercap Shareholders’ designated under Section 3.2 is unable or unwilling to serve as a Director, then the Intercap Shareholders will be entitled to designate a replacement provided that such designation is provided in advance of the issuance of any management information circular relating to any Director Election Meeting or any written consent submitted to Shareholders of the Company for the purpose of electing Directors and except where the Intercap Shareholders would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2.

(c)	If the Intercap Shareholders fail to deliver notice to the Company of their designated Nominee(s) at least 60 calendar days prior to the date of any Director Election Meeting, the Intercap Shareholders shall be deemed to have designated the same Nominee(s) previously designated by the Intercap Shareholders that serve(s) as (an) Intercap Director(s) at such time.

(d)	The Company shall (i) nominate for election and include in any management information circular relating to any Director Election Meeting (or submit to Shareholders by written consent, if applicable) each person designated as a Nominee of the Intercap Shareholders under Section 3.2, (ii) recommend (and reflect such recommendation in any management information circular relating to any Director Election Meeting or in any written consent submitted to Shareholders of the Company for the purpose of electing Directors) that the Shareholders vote to elect such Nominee(s) as a Director for a term of office expiring at the subsequent annual meeting of the Shareholders, (iii) use reasonable commercial efforts to solicit, obtain proxies in favour of and otherwise support the election of such Nominee(s) at the applicable Director Election Meeting, each in a manner no less favourable than the manner in which the Company supports its own Nominees for election at the applicable Directors Election Meeting, and (iv) take all other reasonable steps which it considers in its sole discretion may be necessary or appropriate to recognize, enforce and comply with the rights of the Intercap Shareholders under this Article 3.

(e)	The selection of Nominees, other than the Nominees designated by the Intercap Shareholders pursuant to Section 3.2 (including when any designation right of the Intercap Shareholders has not been exercised pursuant thereto), shall rest with the Board, or any committee determined by the Board.

(f)	As long as the Klass Shareholders have a right to designate a Nominee under Section 3.2(f), the Intercap Shareholders shall keep the Klass Shareholders informed of its correspondence with the Company pursuant to this Section 3.3.

(g)	As long as the Klass Shareholders have a right to designate a Nominee under Section 3.2(f), all notices provided to the Company and the Intercap Shareholders under this Article 3 shall also be provided to the Klass Shareholders.

3.4	Replacement Appointment

If any Nominee of the Intercap Shareholders resigns, is removed or is unable to serve for any reason prior to the expiration of his or her term as a Director, then the Intercap Shareholders shall, subject to Section 3.2(f), be entitled to designate a replacement Director to be appointed by the Board as soon as reasonably practicable, except where the Intercap Shareholders would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 3.2.

3.5	Qualifications

Notwithstanding anything to the contrary in this Agreement, all Directors (including Intercap Directors) shall, at all times while serving on the Board, meet the qualification requirements to serve as a Director under the OBCA, Applicable Securities Laws and the rules of any stock exchange on which the Shares are listed.

3.6	Written Consent or Resolutions

The provisions of this Article 3 applicable to Director Election Meetings shall apply mutatis mutandis to any written consent or resolutions of Shareholders relating to the election of Directors.

3.7	Quorum

As long as the Intercap Shareholders, as a group, have the right to designate at least two (2) Nominees under Section 3.2, the quorum for any meeting of Directors shall require, in addition to all applicable requirements of the Company’s constating documents, the presence (in person or by telephonic or electronic means) of at least one (1) Intercap Director, and the Company agrees not to transact any business at any meeting of Directors except in compliance with this Section 3.7. If a quorum is not obtained at any meeting, the meeting shall be adjourned and may be reconvened (provided that only matters contained in the original meeting notice shall be transacted upon at such reconvened meeting) upon not less than five Business Days’ notice to the Directors, at which reconvened meeting the quorum shall be the Directors present at such meeting provided that the quorum requirements under the bylaws of the Company have otherwise been satisfied.

3.8	Committee Membership

As long as the Intercap Shareholders, as a group, have the right to designate at least one (1) Nominee under Section 3.2, the Intercap Shareholders shall also be entitled to have one of the Intercap Directors serve on a standing committee of the Board, other than the Audit Committee, provided that such Intercap Director is not also one of the Company’s officers.

3.9	Chair Rights

As long as the Intercap Shareholders, as a group, have the right to designate at least one-third of the Nominees under Section 3.2, the Intercap Shareholders shall also be entitled to have one (1) of the Intercap Directors serve as Chair of the Board. The initial Chair of the Board will be Jason Chapnik.

ARTICLE 4

REGISTRATION RIGHTS

4.1	Demand Registration Rights

(a)	Subject to the limitations set out in Section 4.1(b) and the Intercap Lock-up Agreements, after the period ending 180 calendar days following the date hereof, upon the written request (the “Demand Notice”) of an Intercap Shareholder (each an “Intercap Demanding Shareholder”), made at any time and from time to time as long as the Intercap Shareholders, as a group, own, control or direct, directly or indirectly, in the aggregate, at least 10% of the then-outstanding Shares (on a non-diluted basis), the Company will, subject to Applicable Securities Laws and applicable stock exchange requirements, use reasonable commercial efforts to file one or more Prospectuses and take such other steps as may be reasonably necessary to facilitate an offering in Canada of all or any portion of the Shares held by the Intercap Demanding Shareholder and, in the Intercap Demanding Shareholder’s sole discretion but subject to Section 4.14, Shares held by any of the Released Shareholders that such Released Shareholders wish to Distribute and described in the Demand Notice (the “Qualifying Shares”), plus any other Shares to be included in such Distribution pursuant to Section 4.1(g) (a “Demand Registration”). The Company and the Intercap Demanding Shareholder shall cooperate in a timely manner in connection with such disposition and the procedures in Schedule A of this Agreement shall apply.

(b)	Notwithstanding Section 4.1(a), the Company shall not be obliged to effect a Demand Registration:

(i)	if, within any twelve-month period, the Company has already effected two (2) Demand Registrations pursuant to Section 4.1(a). For the purposes of this Subsection, a Demand Registration shall not be considered as having been effected until (a) a receipt has been issued by, or deemed to be issued by, the applicable Canadian Securities Regulatory Authorities for a final prospectus pursuant to which the Qualifying Shares are to be Distributed, or (b) a prospectus supplement in connection with a base shelf prospectus is filed pursuant to which the Qualified Shares are to be Distributed. However, if an Intercap Demanding Shareholder withdraws or does not pursue a request for a Demand Registration after (A) filing a preliminary prospectus pursuant to which the Qualifying Shares are to be Distributed or (B) the entering into of an enforceable bought deal letter or an underwriting or agency agreement in connection with the Demand Registration (provided that at such time the Company is in compliance in all material respects with its obligations under this Agreement), then such Demand Registration shall be deemed to be effected.

(ii)	within 90 days after the date of completion of a previous Demand Registration;

(iii)	during the period starting 14 calendar days prior to and ending upon the expiry of any black-out periods applicable to the Company, except as may be otherwise agreed by the Company and the underwriters managing such offering;

(iv)	that is a Demand Registration in respect of Shares that would reasonably be expected to result in gross proceeds of less than $10 million;

(v)	in a jurisdiction outside any of the provinces and territories of Canada; or

(vi)	in the event that the Board (with Intercap Directors abstaining) determines in its good faith judgement that there is a Valid Business Reason (as defined below) and that it is, therefore, in the best interests of the Company to defer the filing of a Prospectus at such time, in which case the Company’s obligations under this Section 4.1 will be deferred for a period of not more than 90 calendar days from the date of receipt of the Demand Notice; provided that such right of deferral may not be exercised more than once in any one (1) year period. For the purposes of this Section 4.1(b)(vi), “Valid Business Reason” means a determination by a majority of the Board (with Intercap Directors abstaining) that the effect of the filing of a Prospectus:

(A)	would reasonably be expected to adversely affect a pending or proposed acquisition, merger, amalgamation, recapitalization, consolidation, reorganization, financing or similar transaction involving the Company or its subsidiaries that is material to the Company or any negotiations, discussions or pending proposals with respect thereto; or

(B)	would require the disclosure of material non-public information that the Company has a bona fide business purpose for preserving or not disclosing publicly in the good faith judgement of such Directors.

(c)	Any Demand Notice pursuant to Section 4.1(a) hereof shall:

(i)	specify the number of Shares that each Intercap Demanding Shareholder intends to Distribute;

(ii)	express the intention of the Intercap Demanding Shareholder to offer or cause the offering of such Shares;

(iii)	describe the nature or methods of the proposed offer and sale thereof and the jurisdictions in which such offer shall be made;

(iv)	contain the undertaking of the Intercap Demanding Shareholder to provide all such information as may be required in order to permit the Company to comply with all Applicable Securities Laws;

(v)	be carried out in accordance with the procedures set forth in Schedule A to this Agreement; and

(vi)	specify whether such offer and sale shall be made by an underwritten public offering.

(d)	In the case of an underwritten public offering initiated pursuant to this Section 4.1, the Intercap Demanding Shareholders exercising their right to a Demand Registration will, subject to the Company’s prior approval, which approval shall not be unreasonably withheld, have the right to select the lead underwriter or underwriters of such Demand Registration.

(e)	In the case of an underwritten Demand Registration, the Intercap Demanding Shareholders exercising their right to a Demand Registration and their representatives may participate in the negotiation of the terms of any underwriting agreement. Such participation in, and the completion of, the underwritten Demand Registration is conditional upon each of the Intercap Demanding Shareholder and the Company agreeing that the terms of any underwriting agreement are satisfactory to it, in its reasonable discretion.

(f)	The Company shall have the right to retain counsel of its choice to assist it in fulfilling its obligations under this Agreement. The Company’s expenses in respect of a Demand Registration, whether or not completed, will be borne by the Intercap Demanding Shareholders exercising their right to such a Demand Registration, except where such failure to complete the Demand Registration is due solely to any action taken or failure to act by the Company, in which case the Company will bear the expenses of the Demand Registration. If both the Company and the Intercap Shareholders are selling Shares in an offering or Distribution, the expenses of the Demand Registration will be shared by the Company and the applicable Intercap Shareholders on a proportionate basis, according to the number of Shares being distributed by each.

(g)	Subject to the following, the Company may distribute Shares in addition to the Qualifying Shares in connection with a Demand Registration. If a Demand Registration is an underwritten offering and the lead underwriter or underwriters advise the Company in writing that in their good faith opinion the number of Shares and, if permitted hereunder, other securities requested to be included in such offering, exceeds the number of Shares and other securities, if any, that can be sold in an orderly manner in such offering within a price range acceptable to the Intercap Demanding Shareholders, then the Company shall include in such registration (i) first, the number of Shares the Intercap Demanding Shareholders propose to sell and (ii) second, the number of other securities, if any, that may be accommodated in such registration based on the written advice of the lead underwriter or underwriters.

4.2	Piggy-Back Registration Rights

(a)	Subject to the Intercap Lock-up Agreements, if, after the period ending 180 calendar days following the date hereof, the Company proposes to qualify the issuance of any Shares under Applicable Securities Laws or to make a Distribution, the Company will promptly give the Intercap Shareholders written notice (the “Piggy-Back Notice”) of the proposed qualification or Distribution, provided that at such time, the Intercap Shareholders seeking to exercise their rights under this Section 4.2 (an “Intercap Piggy-Back Shareholder”), own, control or direct, directly or indirectly, in the aggregate, at least 10% of the then-outstanding Shares (on a non-diluted basis).

(b)	Upon the written request of an Intercap Piggy-Back Shareholder (and for greater certainty, no other Person) delivered within two (2) Business Days after receipt of the Piggy-Back Notice by the Company, the Company will, subject to Applicable Securities Laws, use reasonable commercial efforts to, in conjunction with the proposed qualification or Distribution, cause to be included in such offering all of the Shares that the Intercap Piggy-Back Shareholder have requested, which may include, in the Intercap Piggy-Back Shareholder’s sole discretion but subject to Section 4.14, Shares held by any of the Released Shareholders that such Released Shareholders wish to Distribute (the “Piggy-Back Shares”) to be included in such offering (a “Piggy-Back Registration”) in accordance with the procedures set forth in Schedule A of this Agreement, unless the lead underwriter(s) for the Company reasonably determine(s) that including any such Piggy-Back Shares in the Distribution would materially adversely affect (including, without limitation, the price range acceptable to the Company) the Company’s Distribution. If the lead underwriter(s) make such a determination, the Company shall include in such registration (i) first, the number of securities the Company proposes to sell and (ii) second, subject to the preceding sentence, the number of Piggy-Back Shares, if any, that may be accommodated in such registration. The Company’s expenses in respect of a Piggy-Back Registration will be borne by the Company, provided that any underwriting commission on the sale of Piggy-Back Shares and the costs of the Intercap Shareholders’ counsel will be borne by the Intercap Piggy-Back Shareholders.

(c)	If the proposed Distribution is not completed within 180 calendar days of such request, the related notice of a Piggy-Back Registration delivered by the Intercap Piggy-Back Shareholders hereunder shall be deemed to be withdrawn and the notice contemplated by Section 4.2(a) shall be deemed to have not been given (in each case, unless otherwise agreed between the Company and the Intercap Shareholders).

(d)	If the Company receives a Bought Deal letter relating to a Distribution, the Company shall give the Intercap Shareholders such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals are currently carried out in common market practice of its rights to participate thereunder and the Intercap Shareholders shall have 24 hours from the time the Company notifies them (in accordance with Section 4.2(a)) of such Bought Deal to provide the Piggy-Back Registration notice referred to in Section 4.2(a).

4.3	Distribution in the United States

If the Company proposes to file a registration statement for the distribution of Shares (or American depositary receipts in respect thereof) to the public in the United States (or otherwise proposes to cause the Shares (or American depositary receipts in respect thereof) to be listed on a United States national securities exchange or inter-dealer quotation system), the Parties shall, prior to such distribution or listing taking place, supplement this Agreement so as to provide the Intercap Shareholders with registration rights enabling Distribution of Shares to the public in the United States that are substantially equivalent to the registration rights provided under this Agreement, including, without limitation, demand registration rights and piggy-back registration rights upon terms and conditions substantially equivalent to the terms and conditions set forth in Sections 4.1 and 4.2, respectively, and provisions relating to indemnification upon terms and conditions substantially equivalent to the terms and conditions set forth in Sections 4.5(c) - 4.11.

4.4	Rights and Obligations of the Intercap Shareholders

The Intercap Shareholders will furnish to the Company such information and execute such documents regarding the Shares and the intended method of disposition thereof as the Company may reasonably require in order to effect the requested qualification for sale or other disposition. If an underwritten public offering is contemplated, the Intercap Shareholders shall execute an underwriting agreement containing customary representations, warranties and indemnities (and contribution covenants) relating only to written information furnished by or on behalf of the Intercap Shareholders expressly for use in connection with such Prospectus (the “Intercap Information”) for the benefit of the Company and the underwriters; provided that the obligation to indemnify shall be limited to the gross proceeds received by the Intercap Shareholders from the sale of Shares pursuant to such Distribution and will apply only to any misrepresentations or omissions of material facts in relation to the Intercap Information. The Intercap Shareholders shall notify the Company immediately upon the occurrence of any event as a result of which any of the aforesaid Prospectuses includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they are made.

4.5	Withdrawal of Intercap Shareholders

(a)	Each Intercap Shareholder will have the right to withdraw its request for inclusion of its Shares in any Demand Registration or Piggy-Back Registration pursuant to Section 4.1 or Section 4.2 by giving written notice to the Company of its request to withdraw without incurring any obligation to the Company or any proposed underwriter except, in the case of a Demand Registration, to pay the expenses of the proposed underwritten public offering in the event that the offering does not proceed provided, however, that:

(i)	such request must be made in writing prior to the signing of any binding agreement in respect of the offering (including, for clarity, an underwriting agreement or Bought Deal letter); and

(ii)	such withdrawal will be irrevocable and, after making such withdrawal, such Intercap Shareholder will no longer have any right to include its Shares in the Distribution pertaining to which such withdrawal was made.

(b)	Provided that an Intercap Shareholder withdraws all of its Shares from a Demand Registration or a Piggy-Back Registration in accordance with Section 4.5(a) prior to the filing of a preliminary Prospectus, such Intercap Shareholder shall be deemed to not have participated in or requested such Demand Registration or a Piggy-Back Registration, as applicable.

(c)	Notwithstanding Section 4.5(a)(i), if an Intercap Shareholder withdraws its request for inclusion of its Shares from a Demand Registration or Piggy-Back Registration at any time after having learned of a material adverse change in the condition, business or prospects of the Company, such Intercap Shareholder shall not be deemed to have participated in or requested such Demand Registration or Piggy-Back Registration.

(d)	Notwithstanding the foregoing, if the Company postpones the filing of a Prospectus pursuant to Section 4.1(b)(vi) and if the Intercap Shareholder, at any time prior to receiving written notice that the Valid Business Reason for such postponement no longer exists, advises the Company in writing that it has determined to withdraw its request for a Demand Registration, then such Demand Registration and the request therefor shall be deemed to be withdrawn and such request will be deemed not to have been made for purposes of determining whether the Intercap Shareholder exercised its right to a Demand Registration.

4.6	Indemnification by the Company

In connection with any Demand Registration or Piggy-Back Registration, the Company will indemnify and hold harmless, to the fullest extent permitted by law, the Intercap Shareholders and each of their respective directors, officers and employees from and against any loss (excluding loss of profits), liability, claim, damage and expense whatsoever, including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, as incurred, arising out of or based upon any untrue statement of a material fact contained in any Prospectus, or any amendment thereto, including all documents incorporated therein by reference, or the omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as incurred, arising out of or based upon any failure by the Company to comply with Applicable Securities Laws; provided that the Company will not be liable under this Section 4.6 for any settlement of any action effected without its written consent, which consent will not be unreasonably withheld or delayed; provided further that the indemnity provided for in this Section 4.6, in respect of the Intercap Shareholders, will not apply to any loss, liability, claim, damage or expense to the extent arising out of or based upon any untrue statement or omission made in reliance upon information furnished to the Company by the Intercap Shareholders or the underwriters of the offering for use in the Prospectus. Any amounts advanced by the Company to an Indemnified Party (as defined in Section 4.8) pursuant to this Section 4.6 as a result of such losses will be returned to the Company if it is finally determined by a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Company.

4.7	Indemnification by the Intercap Shareholders

(a)	In connection with any Demand Registration or Piggy-Back Registration, the selling Intercap Shareholders will jointly and severally indemnify and hold harmless to the fullest extent permitted by law the Company and each of the Company’s directors, officers and employees from and against any loss (excluding loss of profits), liability, claim, damage and expense whatsoever, including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, as incurred, arising out of or based upon any untrue statement of a material fact contained in any Prospectus, or any amendment thereto, including all documents incorporated therein by reference, or the omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or as incurred, arising out of or based upon any failure by the selling Intercap Shareholders to comply with Applicable Securities Laws, but in any case only with respect to untrue statements or omissions, or omissions, made in the Prospectus included solely in reliance upon information furnished to the Company by the selling Intercap Shareholders for use in the Prospectus; provided that the selling Intercap Shareholders will not be liable under this Section 4.7 for any settlement of any action effected without their written consent, which consent will not be unreasonably withheld or delayed. Any amounts advanced by the selling Intercap Shareholders to an Indemnified Party pursuant to this Section 4.7 as a result of such losses will be returned to the respective selling Intercap Shareholders if it is finally determined by a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the selling Intercap Shareholders.

(a)	Notwithstanding any provision of this Agreement or any other agreement, in connection with any Demand Registration or any Piggy-Back Registration, in no event will an Intercap Shareholder be liable for indemnification or contribution hereunder for an amount greater than the lesser of: (i) the net sales proceeds actually received by such Intercap Shareholder; and (ii) the Intercap Shareholder’s proportionate share of any such liability based on the net sales proceeds actually received by such Intercap Shareholder and the aggregate net sales proceeds of the Distribution.

4.8	Defence of the Action by the Indemnifying Parties

Each party entitled to indemnification under this Article 4 (the “Indemnified Party”) will give written notice to the party or parties required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party pursuant to the provisions of this Article 4 except to the extent of the damage or prejudice, if any, suffered by such delay in notification. The Indemnifying Party will assume the defence of such action, including the employment of counsel to be chosen by the Indemnifying Party to be reasonably satisfactory to the Indemnified Party, and payment of expenses. The Indemnified Party will have the right to employ its own counsel in any such case, but the legal fees and expenses of such counsel will be at the expense of the Indemnified Party, unless (a) the employment of such counsel is authorized in writing by the Indemnifying Party in connection with the defence of such action, (b) the Indemnifying Party fails to assume the defence of such claim within a reasonable time after receipt of notice of such claim (including not having employed counsel to take charge of the defence of such claim), or (c) the Indemnified Party reasonably concludes, based on the opinion of counsel, a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such claims, including because there may be defences available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party (in each of cases (b) and (c), the Indemnifying Party will not have the right to direct the defence of such action on behalf of the Indemnified Party if the Indemnified Party notifies the Indemnifying Party that the Indemnified Party has elected to employ separate counsel), in any of which events the reasonable fees and expenses will be borne by the Indemnifying Party. No Indemnifying Party, in the defence of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

4.9	Contribution

If the indemnification provided for in this Article 4 is unavailable to a party that would have been an Indemnified Party under this Article 4 in respect of any losses, liabilities, claims, damages and expenses referred to herein, then each party that would have been an Indemnifying Party hereunder will, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, liabilities, claims, damages and expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other hand in connection with the statement or omission that resulted in such losses, liabilities, claims, damages and expenses, as well as any other relevant equitable considerations. The relative fault will be determined by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party under this Section 4.9 as a result of the losses, liabilities, claims, damages and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Intercap Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 4.9 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 4.9.

4.10	Survival

The indemnification provided for under this Article 4 will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party.

4.11	Conflict

Notwithstanding the foregoing, to the extent that the provisions regarding indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions of the underwriting agreement shall prevail.

4.12	Acting as Trustee

(a)	The Company hereby acknowledges and agrees that, with respect to this Article 4, the Intercap Shareholders are contracting as agent for the other Indemnified Parties referred to in Section 4.8. In this regard, the Intercap Shareholders will act as trustee for such Indemnified Parties of the covenants of the Company under this Article 4 with respect to such Indemnified Parties and accepts these trusts and will hold and enforce those covenants on behalf of such Indemnified Parties.

(b)	The Intercap Shareholders hereby acknowledge and agree that, with respect to this Article 4, the Company is contracting on its own behalf and as agent for the other Indemnified Parties referred to in Section 4.8. In this regard, the Company will act as trustee for such Indemnified Parties of the covenants of the Intercap Shareholders under this Article 4 with respect to such Indemnified Parties and accepts these trusts and will hold and enforce those covenants on behalf of such Indemnified Parties.

4.13	Short Form Eligibility

After the Company has become a “reporting issuer” under Applicable Securities Laws in any province or territory of Canada, the Company agrees to use its reasonable best efforts to make available and maintain short form prospectus eligibility pursuant to National Instrument 44-101 – Short Form Prospectus Distributions. For greater certainty, references herein to a “prospectus” shall, as applicable, include a short form prospectus.

4.14	Impact of Lock-up Agreements

The Parties acknowledge that the Lock-up Agreements provide that Intercap shall not arrange for a release of their obligations under the Intercap Lock-up Agreements without also arranging for the pro rata release, on the same terms, of the obligations of other Shareholders under their respective Lock-up Agreements. To facilitate this, the Company agrees that it shall permit Released Shareholders to participate in a Demand Registration and a Piggy-Back Registration on the same terms as the Intercap Shareholders, subject to any participating Released Shareholders entering into an agreement with the Company that provides the Company with the same protections relating to a Demand Registration and a Piggy-Back Registration set forth in this Agreement, including those related to indemnification and expense allocation.

ARTICLE 5

PRE-EMPTIVE RIGHTS

5.1	Pre-Emptive Right

(a)	Subject to Section 5.2, no equity securities or securities convertible into or exchangeable or redeemable for equity securities or an option or other right to acquire any such securities of the Company or any of its Subsidiaries (collectively, “Pre-emptive Right Securities”) will be issued, distributed or offered by the Company or any of its Subsidiaries and no option or other right for the acquisition of or subscription for any Pre-emptive Right Securities will be granted at any time after the date hereof other than to the Company or any of its Subsidiaries and except upon compliance with the following provisions.

(b)	Except as set forth in Section 5.1(c) below, no Person shall have any pre-emptive preferential participation or similar right or rights to subscribe for or acquire any Pre-emptive Right Securities.

(c)	Except for Excluded Issuances (as defined below), if the Company or any of its Subsidiaries proposes to issue, distribute or offer any Pre-emptive Right Securities other than to a Subsidiary thereof, each of the Principal Shareholders (provided that such Principal Shareholder (which, for greater certainty, includes any of their Permitted Transferees) at such time own, control or direct, directly or indirectly, in the aggregate, at least 10% of the then-outstanding Shares (on a non-diluted basis)) shall be entitled to participate in such issuance, distribution or offering on a pro rata basis (on a non-diluted basis), but only to the extent necessary to maintain its then respective proportional interest in the Company or its respective Subsidiaries, as the case may be.

(d)	At least fifteen (15) Business Days prior to the closing of any such proposed issuance, distribution or offering, the Company or any of its Subsidiaries shall deliver to the Principal Shareholders a notice in writing offering the Principal Shareholder the opportunity to subscribe for a pro rata number of Pre-emptive Right Securities. The offer will contain a description of the terms and conditions relating to the Pre-emptive Right Securities and will, to the extent known, state the price at which the Pre-emptive Right Securities are to be issued, distributed or offered and the date on which the such issuance, distribution or offering of Pre-emptive Right Securities is to be completed and will state that the Principal Shareholders, if any wish to subscribe for Pre-emptive Right Securities, may do so by giving written notice of the exercise of the subscription right granted hereby to the Company or any of its Subsidiaries within ten (10) Business Days after the date upon which the notice contemplated hereby is received by the Principal Shareholders (or deemed to be received pursuant to Section 8.9), provided that, in the case of the Company, if the Company receives a Bought Deal letter (which for the purposes of Sections 5.1(d) and (e) means a fully underwritten commitment from an underwriter or underwriters) relating to such distribution, the Company shall give the Principal Shareholders such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals are currently carried out in common market practice of its rights to participate thereunder and the Principal Shareholders shall have 24 hours from the time the Company notifies them of such Bought Deal to provide the written notice to the Company specified in this Section 5.1(d). The Principal Shareholders will be entitled to participate in the issuance of the Pre-emptive Right Securities at the most favourable price and on the most favourable terms as such Pre-emptive Right Securities are to be offered to any party, excluding Selling Expenses and other Registration Expenses.

(e)	If any of the Pre-emptive Right Securities of any issue are not subscribed for within the period of ten (10) Business Days after they are offered to the Principal Shareholders (or in the event that the Company receives a Bought Deal letter, the applicable subscription period contemplated by Section 5.1(d)), the Company or any of its respective Subsidiaries, as the case may be, may offer such unsubscribed Pre-emptive Right Securities within the period of 90 calendar days after the expiration of such applicable period to any Person, but the price at which such Pre-emptive Right Securities may be issued will not be less than the subscription price offered to the Principal Shareholders and the terms of payment for such Pre-emptive Right Securities will not be more favourable to such Person than the terms of payment offered to the Principal Shareholders.

(f)	The right of the Principal Shareholders (which, for greater certainty, includes any of their Permitted Transferees) to subscribe for Pre-emptive Right Securities under this Section 5.1 and the legal or beneficial ownership of such right to subscribe may be assigned in whole or in part to Permitted Holders, provided that written notice of any such assignment shall be sent promptly to the Company.

(g)	If any Principal Shareholder exercises its right to subscribe for Pre-emptive Right Securities granted under Section 5.1(c), then the Company or any of its respective Subsidiaries, as the case may be, shall, subject to the receipt and continued effectiveness of all required approvals (including the approval(s) of the Toronto Stock Exchange (if the Shares or Pre-emptive Right Securities are then listed) and any other stock exchange or over-the-counter market on which the Shares or Pre-emptive Right Securities are then listed and/or traded and any required approvals under Applicable Securities Laws), which approvals the Company or any of its respective Subsidiaries, as the case may be, shall use all reasonable commercial efforts to promptly obtain (including by applying for any necessary price protection confirmations and seeking shareholder approval (if required)), issue to such Principal Shareholders, against payment of the subscription price payable in respect thereof, that number of Pre-emptive Right Securities so subscribed for by such Principal Shareholders. The Company or any of its respective Subsidiaries, as the case may be, shall use its reasonable commercial efforts to list the Pre-emptive Right Securities (or the underlying securities into which such Pre-emptive Right Securities are convertible or exchangeable) subscribed for by a Principal Shareholder pursuant to this Article 5 on each such securities exchange or quotation system on which such Pre-emptive Right Securities (or the underlying securities into which such Pre-emptive Right Securities are convertible or exchangeable) are already listed or quoted (if such Pre-emptive Right Securities are not already so listed or quoted).

5.2	Non-Applicability of Pre-Emptive Right

The provisions of Section 5.1 will not apply to issuances of Pre-emptive Right Securities in any of the following circumstances (the “Excluded Issuances”):

(a)	to participants in a distribution reinvestment or similar plan, if any;

(b)	in respect of the exercise or issuance of options, warrants, rights or other securities issued under security based compensation arrangements of the Company, which for clarity shall include any employee share purchase plan adopted by the Company;

(c)	to Shareholders in lieu of cash distributions;

(d)	in respect of the exercise by a holder of a conversion, exchange or other similar right pursuant to the terms of a security in respect of which such Principal Shareholders did not exercise, failed to exercise, or waived its pre-emptive right or in respect of which the pre-emptive right did not apply;

(e)	pursuant to a Shareholders’ rights plan of the Company;

(f)	to the Company or any Subsidiary thereof;

(g)	pursuant to a share split, stock dividend or any similar recapitalization;

(h)	pursuant to any bona fide arm’s length acquisition by the Company of the shares, assets, properties or business of any Person, that is approved by the Board; and

(i)	pursuant to the IPO (including, for the avoidance of doubt, in connection with the exercise of any over-allotment option in connection therewith).

ARTICLE 6

REPRESENTATIVES

6.1	Intercap Representative

(a)	The Intercap Shareholders shall have a person serve as their collective representative (the “Intercap Representative”) who shall in their name and on their behalf (i) with respect to all matters relating to this Agreement, including exercising any rights of the Intercap Shareholders, as a group, under this Agreement, executing and delivering any amendment, restatement, supplement or modification to or of this Agreement and any waiver of any claim or right arising out of this Agreement; and (ii) in general, to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement.

(b)	The Intercap Shareholders grant the Intercap Representative a power of attorney constituting the Intercap Representative with full power of substitution, as its true and lawful attorney to act on behalf of the Intercap Shareholders, as a group, with full power and authority in its name, place and stead, and to execute, under seal or otherwise, swear to, acknowledge, deliver, make or file or record when, as and where required, any instrument, deed, resolution, agreement or document in connection with carrying out the activities of the Company contemplated by this Agreement.

(c)	The Parties will be entitled to rely upon any document or other instrument delivered by the Intercap Representative as being authorized or directed to be delivered by the Intercap Shareholders, and the Parties (other than the Intercap Shareholders) will not be liable to any Intercap Shareholder for any action taken or omitted to be taken by a Party (other than the Intercap Shareholders) based on such reliance.

(d)	The Intercap Representative shall initially be Jason Chapnik; provided, however, that the Intercap Shareholders may remove and replace the Intercap Representative from time to time by delivering a written notice to the Company signed by the Intercap Shareholders, which, for greater certainty, includes their Permitted Transferees, owning a majority of the total Shares owned by the Intercap Shareholders (on a non-diluted basis) at the time of such notice.

(e)	Each Intercap Shareholder who becomes a party to this Agreement after the date hereof agrees to the terms and conditions of this Section 6.1 (including the appointment of the Intercap Shareholders’ Representative as contemplated herein).

6.2	Klass Representative

(a)	The Klass Shareholders shall have a person serve as their collective representative (the “Klass Representative”) who shall in their name and on their behalf (i) with respect to all matters relating to this Agreement, including exercising any rights of the Klass Shareholders, as a group, under this Agreement, executing and delivering any amendment, restatement, supplement or modification to or of this Agreement and any waiver of any claim or right arising out of this Agreement; and (ii) in general, to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions, and other instruments, contemplated by, or deemed advisable in connection with, this Agreement.

(b)	The Klass Shareholders grant the Klass Representative a power of attorney constituting the Klass Representative with full power of substitution, as its true and lawful attorney to act on behalf of the Klass Shareholders, as a group, with full power and authority in its name, place and stead, and to execute, under seal or otherwise, swear to, acknowledge, deliver, make or file or record when, as and where required, any instrument, deed, resolution, agreement or document in connection with carrying out the activities of the Company contemplated by this Agreement.

(c)	The Parties will be entitled to rely upon any document or other instrument delivered by the Klass Representative as being authorized or directed to be delivered by the Principal Shareholders, and the Parties (other than the Principal Shareholders) will not be liable to any Principal Shareholder for any action taken or omitted to be taken by a Party (other than the Principal Shareholders) based on such reliance.

(d)	The Klass Representative shall initially be Daniel Klass; provided, however, that the Klass Shareholders may remove and replace the Klass Representative from time to time by delivering a written notice to the Company signed by the Klass Shareholders, which, for greater certainty, includes their Permitted Transferees, owning a majority of the total Shares owned by the Klass Shareholders (on a non-diluted basis) at the time of such notice.

(e)	Each Klass Shareholder who becomes a party to this Agreement after the date hereof agrees to the terms and conditions of this Section 6.2 (including the appointment of the Klass Shareholders’ Representative as contemplated herein).

ARTICLE 7

AMENDMENTS

7.1	Amendments and Modifications

This Agreement may not be amended or modified except by an agreement in writing executed by the Parties.

7.2	Changes in Capital of the Company

At all times after the occurrence of any event which results in a change to the Shares, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with appropriate changes, to all new securities into which the Shares are so changed, and the Parties will execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

ARTICLE 8

GENERAL

8.1	Application of this Agreement

The terms of this Agreement shall apply mutatis mutandis to any shares or other securities of the Company or any Subsidiary thereof or any successor entity that may be received by the Principal Shareholders on a merger, amalgamation, arrangement or other reorganization of or including the Company or any Subsidiary thereof and, prior to any such action being taken, the Parties shall give due consideration to any changes that may be required to this Agreement in order to give effect to the intent of this Section 8.1.

8.2	Termination

This Agreement will automatically terminate upon the earliest to occur of the following events:

(a)	the first date on which the Principal Shareholders (which, for greater certainty, includes their Permitted Transferees) do not own, control or direct, directly or indirectly, in the aggregate, at least 10% of the then-outstanding Shares of the Company (on a non-diluted basis);

(b)	the Agreement is terminated by written agreement of the Parties; and

(c)	the dissolution or liquidation of the Company.

8.3	Assignment

(a)	This Agreement is not assignable by the Principal Shareholders without the Company’s prior written consent other than to one or more Permitted Transferees and in compliance with Section 8.4.

(b)	This Agreement is not assignable by the Company, except with the prior written consent of the Principal Shareholders.

8.4	Permitted Transferees

The rights of a Principal Shareholder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a transfer of Shares to a Permitted Transferee of such Principal Shareholder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such transfer, no assignment permitted under the terms of this Section 8.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not already a Principal Shareholder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 8.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 8.4.

8.5	Co-operation

In respect of all Distributions that occur during the term of this Agreement, the Company, the Principal Shareholders and each of their respective representatives shall use reasonable commercial efforts to comply with all Applicable Securities Laws and stock exchange requirements, including the execution and filing of all necessary documents and prospectus certificates and the taking of all such other steps as may be necessary under Applicable Securities Laws and stock exchange requirements to qualify the Distribution.

8.6	Further Assurances

Each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

8.7	Time

Time is of the essence of this Agreement.

8.8	Enurement

This Agreement is binding upon and enures to the benefit of the parties and their respective successors and permitted assigns.

8.9	Public Filing

The Parties hereby consent to the public filing of this Agreement if any Party is required to do so by law or by applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

8.10	Notices to Parties

Any notice, approval, consent, information, payment, request or other communication (in this Section, a “Notice”) to be given under or in connection with this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, or (iii) sent by overnight courier, in each case, addressed as follows:

(a)	if to the Company:

Docebo Inc.

366 Adelaide Street West

Suite 701

Toronto, Ontario, Canada M5V 1R9

Attention:	Chief Executive Officer

Chief Financial Officer

E-mail:	claudio.erba@docebo.com

ian.kidson@docebo.com

with a copy (which shall not constitute notice) to:

Goodmans LLP

333 Bay Street, Suite 3400

Toronto, ON M5K 1S2

Attention:	Brad Ross

Jamie Firsten

Email:	bross@goodmans.ca

jfirsten@goodmans.ca

(b)	if to the Intercap:

Intercap Equity Inc.

261 Davenport Road

Suite 200

Toronto, Ontario, Canada M5R IK3

Attention:	Jason Chapnik, Chairman
E-mail:	jason@intercap.com

with a copy (which shall not constitute notice) to:

Meretsky Law Firm

121 King Street West, Suite 2150

Toronto, ON M5H 3T9

Attention:	Jason D. Meretsky
Email:	jason@meretsky.com

(c)	if to Klass:

Klass.com Subsidiary LLC

c/o Klass Capital Corporation

2 Bloor Street West

Suite 3406

Toronto, Ontario, Canada M4W 3E2

Attention:	Daniel Klass, Managing Director
E-mail:	daniel@klasscapital.com

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two (2) Business Days after being sent by overnight courier. Each of the Parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other Parties hereto.

An accidental omission in the giving of, or failure to give, a Notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which such Notice was or was intended to be given.

8.11	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral agreements between such Parties, in connection with the subject matter hereof. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, relating to the subject matter hereof except as specifically set forth in this Agreement.

8.12	Waiver

Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.13	Consent

Where a provision of this Agreement requires an approval or consent by a Party and written notification of such approval or consent is not delivered within the applicable time in accordance with this Agreement, then the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

8.14	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Each Party to this Agreement agrees (a) that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of the Province of Ontario, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the non-exclusive jurisdiction of such courts in any such action or proceeding; (b) to be bound by any judgment of such courts and agrees not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction; and (c) not to commence or maintain any action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before the above-named court nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, delict or otherwise), inquiry, proceeding or investigation to any court other than the above-named court whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any Party is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (a) above. Notwithstanding the foregoing, any Party may commence and maintain an action to enforce a judgment of the above-named court in any court of competent jurisdiction. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of Ontario, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.10 is reasonably calculated to give actual notice. Any Party that commences an action hereunder in the above-named court shall not be required to post any bond in connection therewith.

8.15	Severability

If any term or other provision of this Agreement shall be determined by a court, administrative agency or arbitrator in any jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not render the entire Agreement invalid and shall not affect the validity, legality or enforceability of such term or other provision in any other jurisdiction. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.

8.16	Counsel Acting for More Than One Party

The Company and the Principal Shareholders have been advised and acknowledge to each other and to Goodmans LLP (“Goodmans”) that (a) Goodmans is acting in connection with this Agreement (and all other agreements among the parties hereto being entered into as part of the IPO) as counsel to and jointly representing the Company and, in certain respects, the Principal Shareholders, (b) in this role, information disclosed to Goodmans by one Party hereto will not be kept confidential and will be disclosed to the other and each of the Company and the Principal Shareholders consent to Goodmans so acting and (c) should a conflict arise among any of the Company and the Principal Shareholders, Goodmans may not be able to continue to act for any of such Parties hereto.

8.17	Counterparts

This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement. Delivery of an executed signature page to this Agreement by a Party by facsimile or electronic transmission shall be as effective as delivery of a manually executed copy of this Agreement by such Party.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DOCEBO INC.

Per:	(Signed) Ian Kidson
	Name:	Ian Kidson
	Title:	Chief Financial Officer

INTERCAP EQUITY INC.

Per:	(Signed) Jason Chapnik
	Name:	Jason Chapnik
	Title:	Chairman

INTERCAP FINANCIAL INC.

Per:	(Signed) Jason Chapnik
	Name:	Jason Chapnik
	Title:	Chairman

KLASS.COM SUBSIDIARY LLC

Per:	(Signed) Daniel Klass
	Name:	Daniel Klass
	Title:	Managing Director

SCHEDULE A

REGISTRATION RIGHTS PROCEDURES

1.	Registration Procedures

In connection with the Company’s Demand Registration and Piggy-Back Registration obligations pursuant to the provisions of this Agreement to effect the qualification of (i) Qualifying Shares in connection with a Demand Registration, and/or (ii) Piggy-Back Shares in connection with a Piggy-Back Registration (any such Shares subject to a Distribution are hereinafter collectively referred to as the “Offered Shares”, and any such Shareholders whose Offered Shares are subject to such Distribution are hereinafter collectively referred to as the “Selling Shareholders”):

(a)	as expeditiously as practicable (and in any event not more than 60 calendar days after receipt of a Demand Notice) prepare and file with the appropriate Canadian Securities Regulatory Authorities a Prospectus and any other documents reasonably necessary, including amendments and supplements in respect of those documents, to permit the sale or other disposition and, in so doing, act as expeditiously as is practicable and in good faith to settle all deficiencies and obtain those receipts and clearances and provide those undertakings and commitments as may be reasonably required by any Canadian Securities Regulatory Authority, all as may be necessary to permit the offer and sale or Distribution in compliance with all Applicable Securities Laws;

(b)	furnish to the Selling Shareholders such number of copies of the Prospectus (including any preliminary prospectus), any documents incorporated by reference in such Prospectus and such other documents as such Selling Shareholders may reasonably request in order to facilitate the offer and sale or Distribution of the Offered Shares;

(c)	if an underwritten public offering is contemplated, execute and perform the obligations under an underwriting agreement in a form satisfactory to the Selling Shareholders, acting reasonably, containing customary representations, warranties and indemnities for the benefit of such Selling Shareholders and the underwriter(s) (such indemnities to include, without limitation, an indemnity of the Selling Shareholders and the underwriter(s) for any claims or damages that may arise due to the Prospectus containing a misrepresentation (as defined in the Applicable Securities Laws));

(d)	in the case of a Demand Registration, subject to Applicable Securities Laws, keep the Prospectus effective until the Selling Shareholders have completed the sale or disposition described in the Prospectus, but for no longer than 60 calendar days, provided that the Selling Shareholders use reasonable commercial efforts to complete the sale or disposition as soon as reasonably practicable;

(e)	use its reasonable commercial efforts to furnish to the underwriter(s) involved in the Distribution all documents as they may reasonably request;

(f)	notify the Selling Shareholders promptly, when a Prospectus is required to be delivered under the Applicable Securities Laws in respect of the Offered Shares, of the happening of any event as a result of which the aforesaid Prospectus includes an untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, or if it is necessary to amend or supplement such Prospectus to comply with Applicable Securities Laws, and to promptly prepare and file with the Canadian Securities Regulatory Authorities or similar governmental authorities a supplement to or amendment of such document as may be reasonably necessary to correct such untrue statement or eliminate such omission so that such document, as amended or supplemented, will comply with law, and furnish to the Selling Shareholders as many copies of such supplement or amendment as the Selling Shareholders may reasonably request;

(g)	use its reasonable commercial efforts to list such Shares on each securities exchange or quotation system on which Shares are then listed or quoted, if such Shares are not already so listed or quoted;

(h)	use its reasonable commercial efforts to prevent the issuance of any cease trade order suspending the use of any Prospectus, and if any such order is issued, to promptly obtain the withdrawal of any such order;

(i)	subject to entering into confidentiality agreements satisfactory to the Company, acting reasonably, in connection with the preparation and filing of a Prospectus, the Company will give the Selling Shareholders and its counsel, accountants and other agents and the underwriter and/or its advisors participating in any Distribution pursuant to such Prospectus the opportunity to participate in the preparation of the Prospectus, and each amendment thereof or supplement thereto, and will give each of them such access to its financial records, pertinent corporate documents, material contracts and properties of the Company and its Subsidiaries as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Directors, officers and employees of the Company and its Subsidiaries to supply all information reasonably requested by the Selling Shareholders and such underwriters or their respective counsel, in order to conduct a reasonable investigation; and

(j)	take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of the Intercap Shareholders under this Agreement.